Exhibit 1

EQUITY CREDIT AGREEMENT

BY AND BETWEEN

AMARIN CORPORATION PLC

AND

BRITTANY CAPITAL MANAGEMENT LTD.

Dated

June 1, 2007

THIS EQUITY CREDIT AGREEMENT is entered into the 1st day of June, 2007 (this “AGREEMENT”), by and between BRITTANY CAPITAL MANAGEMENT LTD., a corporation organized and existing under the laws of the Bahamas (“INVESTOR”), and AMARIN CORPORATION PLC, a corporation organized and existing under the laws of England and Wales (the “COMPANY”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to Investor, from time to time as provided herein, and Investor shall purchase, up to Fifteen Million U.S. Dollars ($15,000,000) worth of American Depositary Receipts (as defined below);

WHEREAS, the Shares (as defined below) have been registered by the Company in the Registration Statement, which has been declared effective by the SEC (as defined below);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1           DEFINED TERMS.  As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“5-DAY VALUATION PERIOD” shall mean, with respect to a particular Put, the period of five (5) Trading Days immediately following the Put Date; provided, however, that if a Valuation Event occurs during any 5-Day Valuation Period, a new 5-Day Valuation Period shall begin on the Trading Day immediately after the occurrence of such Valuation Event and end on the fifth (5th) Trading Day thereafter.

“10-DAY VALUATION PERIOD” shall mean, with respect to a particular Put, the period of ten (10) Trading Days immediately following the Put Date; provided, however, that if a Valuation Event occurs during any 10-Day Valuation Period, a new 10-Day Valuation Period shall begin on the Trading Day immediately after the occurrence of such Valuation Event and end on the tenth (10th) Trading Day thereafter.

“AGREEMENT” shall have the meaning specified in the preamble hereof.

“AMERICAN DEPOSITARY RECEIPTS” (or “ADRs”) shall mean the Company’s American Depositary Shares representing the Ordinary Shares, as evidenced by

American Depositary Receipts, which are traded on the Nasdaq Capital Market under the symbol “AMRN”.  For purposes of this Agreement, the American Depositary Receipts are also referred to as “Shares.”

“AMERICAN DEPOSITARY RECEIPT EQUIVALENTS” (or “ADR EQUIVALENTS”) shall mean any securities that are convertible into or exchangeable for American Depositary Receipts or any options or other rights to subscribe for or purchase American Depositary Receipts or any such convertible or exchangeable securities.

“BASE PROSPECTUS” shall mean the Company’s prospectus, dated June 1, 2007, insofar as it relates to any Put Shares, a preliminary form of which is included in the Registration Statement.

“BID PRICE” shall mean, for any Trading Day, the closing bid price for the ADRs on the Principal Market on such Trading Day.

 “BY-LAWS” shall have the meaning specified in Section 4.7.

“CERTIFICATE” shall have the meaning specified in Section 4.7.

“CLAIM NOTICE” shall have the meaning specified in Section 8.3(a).

“CLOSING” shall mean one of the closings of a purchase and sale of Shares pursuant to Section 2.3.

“CLOSING DATE” shall mean, with respect to a Closing, (a) if the 5-Day Valuation Period applies, the seventh (7th) Trading Day following the Put Date related to such Closing, and (b) if the 10-Day Valuation Period applies, the twelfth (12th)  Trading Day following the Put Date related to such Closing, or in either case such earlier date as the Company and Investor shall agree, provided all conditions to such Closing have been satisfied on or before such Trading Day.

“COMMITMENT PERIOD” shall mean the period commencing on the Effective Date, and ending on the earlier of (i) the date on which Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price equal to the Maximum Commitment Amount, (ii) the date this Agreement is terminated pursuant to Section 2.5 or 9.6, or (iii) the date occurring thirty-six (36) months from the Effective Date.

“COMPANY” shall have the meaning specified in the preamble to this Agreement.

“CONDITION SATISFACTION DATE” shall have the meaning specified in Section 7.2.

“DAMAGES” shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“DEPOSITARY AGENT” shall mean the Company’s depositary agent for the ADRs on the Effective Date and any substitute or replacement depositary agent for the ADRs upon the Company’s appointment of any such substitute or replacement depositary agent.

“DEPOSITARY AGENT INSTRUCTIONS” shall mean the instructions for the Depositary Agent attached hereto as Exhibit E.

“DISCOUNT” shall mean four (4%) percent.

“DISPUTE PERIOD” shall have the meaning specified in Section 8.3(a).

“EFFECTIVE DATE” shall mean the date on which this Agreement is executed and delivered by the Company and Investor.

“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FLOOR PRICE” shall have the meaning specified in Section 2.1(b).

“INDEMNIFIED PARTY” shall have the meaning specified in Section 8.3(a).

“INDEMNIFYING PARTY” shall have the meaning specified in Section 8.3(a).

“INDEMNITY NOTICE” shall have the meaning specified in Section 8.3(b).

“INVESTMENT AMOUNT” shall mean, with respect to a particular Put, the dollar amount to be invested by Investor to purchase Put Shares with respect to such Put as notified by the Company to Investor in accordance with Section 2.2.

“INVESTOR” shall have the meaning specified in the preamble to this Agreement.

“MARKET PRICE” shall mean, with respect to a particular Put, either (a) if the Company specifies in the Put Notice that the 5-Day Valuation Period shall be used, the average of the Bid Prices for the 5-Day Valuation Period or (b) if the Company specifies in the Put Notice that the 10-Day Valuation Period shall be used, the average of the Bid Prices for the 10-Day Valuation Period, in each case, immediately following the Put Date.

“MATERIAL ADVERSE CHANGE” shall mean any condition, circumstance, or situation that would prohibit the Company  from performing its obligation to deliver freely-tradable Shares pursuant to this Agreement.

“MATERIAL ADVERSE EFFECT” shall mean a material adverse effect on the business, operations, properties or financial condition of the Company and its subsidiaries, taken as a whole.

“MAXIMUM COMMITMENT AMOUNT” shall mean Fifteen Million U. S. Dollars ($15,000,000).

“MAXIMUM PUT AMOUNT” shall mean, with respect to any Put, the lesser of (a) Three Million U.S. Dollars ($3,000,000), or (b) three hundred percent (300%) of the Weighted Average Volume for the twenty (20) Trading Days immediately preceding the Put Date.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean The Nasdaq Stock Market, Inc.

“ORDINARY SHARES” shall mean the ordinary shares of the Company, par value 5 pence per share.

“OUTSTANDING” shall mean, with respect to the Ordinary Shares at any date as of which the number of Ordinary Shares is to be determined, all issued and outstanding Ordinary Shares, including Ordinary Shares issuable in respect of outstanding convertible securities, issued and outstanding ADRs and ADR Equivalents, scrip, and certificates representing fractional interests in Ordinary Shares; provided, however, that Outstanding shall not include any Ordinary Shares then directly or indirectly owned or held by or for the account of the Company.

“PERSON” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PRINCIPAL MARKET” shall mean the Nasdaq Global Market, the Nasdaq Capital Market, the Over the Counter Bulletin Board, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Shares.

“PROSPECTUS” shall mean the Base Prospectus, together with any final prospectus filed with the Commission pursuant to Rule 424(b), as supplemented by any Prospectus Supplement.

“PROSPECTUS SUPPLEMENT” shall mean any prospectus supplement to the Base Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to any Put Shares.

“PURCHASE PRICE” shall mean, with respect to a Put, the Market Price on the date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement less the product of the Discount and the Market Price.

“PUT” shall mean each occasion that the Company elects to exercise its right to deliver a Put Notice requiring Investor to purchase Shares, subject to the terms and conditions of this Agreement.

“PUT DATE” shall mean the Trading Day during the Commitment Period that a Put Notice is deemed delivered pursuant to Section 2.2(b).

“PUT NOTICE” shall mean a written notice, substantially in the form of Exhibit A hereto, to Investor setting forth the Investment Amount with respect to which the Company intends to require Investor to purchase Shares pursuant to the terms of this Agreement.

“PUT SHARES” shall mean all Shares issued or issuable pursuant to a Put that has been exercised or may be exercised in accordance with the terms and conditions of this Agreement.

“REGISTRATION STATEMENT” shall mean the registration statement on Form F−3, File Number 333−135718, filed by the Company with the SEC under the Securities Act for the registration of the Shares, as such Registration Statement may be amended and supplemented from time to time.

“SALE PRICE” shall mean, for any Trading Day, the closing sale price for the ADRs on the Principal Market on such Trading Day.

“SEC” shall mean the Securities and Exchange Commission.

“SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC DOCUMENTS” shall mean, as of a particular date, all reports and other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the beginning of the Company’s then most recently completed fiscal year as of the time in question (provided that if the date in question is within ninety days of the beginning of the Company’s fiscal year, the term shall include all documents filed since the beginning of the second preceding fiscal year).

“THIRD PARTY CLAIM” shall have the meaning specified in Section 8.3(a).

“TRADING DAY” shall mean any day during which the Principal Market shall be open for business.

“TRANSACTION DOCUMENTS” means this Agreement, the Closing Certificate and the Depositary Agent Instructions.

“VALUATION EVENT” shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions:

(a)	subdivides or combines the Ordinary Shares (including ADRs);

(b)	pays a dividend in Ordinary Shares or makes any other distribution of Ordinary Shares, except for dividends paid with respect to preference shares;

(c)
issues any options or other rights to subscribe for or purchase Ordinary Shares and the price per share for which Ordinary Shares may at any time thereafter be issuable pursuant to such options or other rights shall be less than the Sale Price in effect immediately prior to such issuance;

(d)
issues any securities convertible into or exchangeable for Ordinary Shares and the consideration per share for which Ordinary Shares may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Sale Price in effect immediately prior to such issuance;

(e)
issues Ordinary Shares otherwise than as  provided in the foregoing subsections (a) through (d), at a price per share less, or for other consideration lower, than the Sale Price in effect immediately prior to such issuance, or without consideration; or

(f)
makes a distribution of its assets or evidences of indebtedness to the holders of Ordinary Shares as a dividend in liquidation or by way of return of capital or other than as a dividend  payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in  respect of the sale of all or substantially all of the Company’s assets (other than under the circumstances provided for in the foregoing  subsections (a) through (e)).

“VALUATION PERIOD” shall mean the 5-Day Valuation Period or the 10-Day Valuation Period, as applicable.

“WEIGHTED AVERAGE VOLUME” shall mean the average of the Weighted Volume for the relevant days.

“WEIGHTED VOLUME” shall mean the product of (a) the Bid Price times (b) the volume on the Principal Market.

ARTICLE II

     PURCHASE AND SALE OF AMERICAN DEPOSITARY RECEIPTS

Section 2.1            INVESTMENTS.

(a)           PUTS. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), on any Put Date the Company may, in its sole discretion, exercise a Put by the delivery of a Put Notice. The number of Put Shares that Investor shall purchase pursuant to such Put shall be determined by dividing the Investment Amount specified by the Company in the Put Notice by the Purchase Price with respect to such Put, which Purchase Price shall be determined using the Valuation Period specified by the Company in the Put Notice.  For the avoidance of doubt, nothing herein shall prevent a Put from being exercised during a Valuation Period relating to another Put, and Valuation Periods relating to different Puts may overlap, provided that in no event shall there be more than two (2) Put Notices outstanding at any one time.

(b)           FLOOR PRICE. With respect to any Put, in the event that during a Valuation Period, the Bid Price for any Trading Day falls below ninety-three percent (93%) of the Bid Price for the Trading Day ending immediately prior to the Put Date (a “Floor Price”), then for each such Trading Day the Company shall have no right and shall be under no obligation to sell, and the Investor shall have no right and shall be under no obligation to purchase (i) one fifth (1/5th) of the Investment Amount specified in such Put in the event the 5-Day Valuation Period is used to determine the Market Price for such Put or (ii) one tenth (1/10th) of the Investment Amount specified in such Put in the event the 10-Day Valuation Period is used to determine the Market Price for such Put, and the Investment Amount for such Put shall accordingly be deemed reduced by such amount for each such Trading Day.  In the event that during a Valuation Period the Bid Price for any three (3) Trading Days—not necessarily consecutive—falls below the Floor Price, then such Put shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount for such Put shall be adjusted to include only (x) in the event the 5-Day Valuation Period is used to determine the Market Price for such Put, one fifth (1/5) of the Investment Amount for each Trading Day during the 5-Day Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Floor Price and (y) in the event the 10-Day Valuation Period is used to determine the Market Price for such Put, one tenth (1/10) of the Investment Amount for each Trading Day during the 10-Day Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Floor Price.

Section 2.2            MECHANICS.

(a)           PUT NOTICE. At any time during the Commitment Period, the Company may deliver a Put Notice to Investor, subject to the conditions set forth in Section 7.2; provided, however, that the Investment Amount for each Put as designated by the Company in the Put Notice shall not be more than the Maximum Put Amount.

(b)           DATE OF DELIVERY OF PUT NOTICE. A Put Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by Investor if such notice is received on or prior to 9:30 AM, New York time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:30 AM, New York time on a Trading Day or at anytime on a day which is not a Trading Day.

Section 2.3             CLOSINGS.  On the Closing Date and provided all conditions to Closing have been satisfied by the Company, the Investor shall wire transfer to the Company the Investment Amount for such Put, whereupon the Company shall use its commercially reasonable efforts to cause the Depositary Agent to electronically transmit the Put Shares by crediting the account of the Investor’s prime broker with The Depository Trust Company through its Deposit Withdrawal Agent Commission (DWAC) system.  In addition, on or prior to such Closing Date, each of the Company and Investor shall deliver all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.  Upon agreement of the parties, an interim or partial Closing for a Put may occur prior to the end of the Valuation Period for such Put.

Section 2.4             PROSPECTUS SUPPLEMENT.  On the first Trading Day immediately following the end of the applicable Valuation Period for each Put, the Company shall file with the SEC a Prospectus Supplement disclosing the number of Shares to be issued and sold to the Investor thereunder, the total purchase price therefor and the net proceeds to be received by the Company therefrom.

Section 2.5             TERMINATION OF INVESTMENT OBLIGATION. The obligation of Investor pursuant to this Agreement to purchase Shares shall terminate (excluding with respect to a Closing Date that has not yet occurred) in the event that (a) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of sixty (60) Trading Days during the Commitment Period as a result of corporate developments subsequent to the Effective Date that would require the Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act, (b) the ADRs shall cease to be listed on a Principal

Market for an aggregate of sixty (60) Trading Days during the Commitment Period, (c) the Company, at any time during the Commitment Period, effects a merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity and the resulting successor or acquiring entity (if not the Company) fails to assume by written instrument the obligation to deliver to Investor such ADRs and/or securities as Investor is entitled to receive pursuant to this Agreement, or (d) the Company shall unilaterally terminate this Agreement pursuant to Section 9.6.

 Section 2.6                 CERTAIN LIMITATIONS.  Notwithstanding anything to the contrary contained herein, if, on any Closing Date, the number of Put Shares then to be purchased pursuant to a Put Notice by Investor would, when aggregated with all other Shares then held by Investor, cause Investor to beneficially own in excess of 4.999% of the total number of issued and outstanding Ordinary Shares after giving effect to the Put (the “Percentage Cap”), then the number of Put Shares shall be reduced to the extent necessary for Investor’s beneficial ownership of Ordinary Shares, after giving effect to the Put, not to exceed the Percentage Cap.  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  In the event the number of Put Shares with respect to any Put are required to be reduced pursuant to this Section 2.6, Investor shall provide, via facsimile, as soon as possible on the Closing Date, and in no event later than 12:00 p.m. EST, a notice to the Company setting forth the maximum number of Shares issuable pursuant to such put which would not result in Investor’s beneficial ownership exceeding the Percentage Cap.  In addition, Investor agrees to promptly notify the Company in writing in the event Investor shall at any time holds 2.9% or more of the total number of issued and outstanding Ordinary Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company that:

Section 3.1               INTENT. Investor is entering into this Agreement for its own account and Investor has no present arrangement (whether or not legally binding) at any time to sell the ADRs to or through any person or entity; provided, however,  Investor reserves the right to dispose of the ADRs at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2               SOPHISTICATED INVESTOR. Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the ADRs. Investor acknowledges that an investment in the ADRs is speculative and involves a high degree of risk.

Section 3.3               AUTHORITY. (a) Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby in accordance with its terms; (b) the execution and delivery of this Agreement, and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action and no further consent or authorization of Investor or its partners is required; and (c) this Agreement has been duly authorized and validly executed and delivered by Investor and is a valid and binding agreement of Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.4                NOT AN AFFILIATE. Investor is not an officer, director or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.5                ORGANIZATION AND STANDING. Investor is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Investor is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a material adverse effect on Investor.

Section 3.6                ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and any other document or instrument contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, (b) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.7                DISCLOSURE; ACCESS TO INFORMATION. Investor has received all documents, records, books and other information pertaining to Investor’s investment in the Company that have been requested by Investor. Investor has reviewed or received copies of the SEC Documents.

Section 3.8                FINANCIAL CAPABILITY. Investor presently has the financial capacity and the necessary capital to perform its obligations hereunder and shall and has provided to the Company such financial and other information that the Company has requested to demonstrate such capacity.

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Investor that, except as disclosed in the SEC Documents:

Section 4.1                ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized and validly existing under the laws of England and Wales, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every state of the United States of America in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2                AUTHORITY. (a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Put Shares; (b) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3                 CAPITALIZATION.   As of  June 1, 2007, the authorized capital stock of the Company consisted of the following: 440,855,934 preference shares, par value 5 pence per share and 1,559,144,066 Ordinary Shares.  All of the issued Ordinary Shares have been duly and validly authorized and issued and are fully paid and nonassessable.

Section 4.4                 AMERICAN DEPOSITARY SHARES. The Company has registered its American Depositary Shares pursuant to Section 12(b) or 12(g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and such American Depositary Shares are currently listed or quoted on the Principal Market. There is an effective Depositary Agreement in effect with the Depositary Agent. As of the Effective Date, the Principal Market is the NASDAQ Capital Market.

Section 4.5                  SEC DOCUMENTS. True and complete copies of the SEC Documents on file as of the Effective Date are available on the SEC’s EDGAR system. To the Company’s knowledge, the Company has not provided to Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and other federal and state laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), except in each case to the extent matters affecting same are generally publicly known or have been publicly announced by the Company.

Section 4.6                  VALID ISSUANCES.  When issued and paid for as herein provided, the Put Shares shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Put Shares pursuant to, nor the Company’s performance of its obligations under, this Agreement shall (a) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Put Shares or any of the assets of the Company, or (b) entitle the holders of Outstanding Ordinary Shares to preemptive or other rights to subscribe to or acquire Ordinary Shares or other securities of the Company.

Section 4.7                  CORPORATE DOCUMENTS. The Company has furnished or made available to Investor true and correct copies of the Company’s Memorandum of Association (or Formation), as amended and in effect on the date hereof (the “CERTIFICATE”), and the Company’s Articles, as amended and in effect on the date hereof (the “BY-LAWS”).

Section 4.8                  NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Put Shares do not and will not (a) result in a violation of the Certificate or By-Laws or (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect); provided, however, that for purposes of the Company’s representations and warranties as to violations of foreign law, rule or regulation referenced in clause (c), such representations and warranties are made only to the Company’s knowledge insofar as the execution, delivery and  performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are or may be affected by the status of Investor under or pursuant to any such foreign law, rule or regulation. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Put Shares in accordance with the terms hereof (other than any SEC, NASD or state securities filings that may be required to be made by the Company subsequent to any Closing, the Registration Statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on the NASDAQ Capital Market); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

ARTICLE V

COVENANTS OF INVESTOR

Section 5.1                  COMPLIANCE WITH LAW. Investor’s trading activities with respect to the Shares will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the NASD and the Principal Market on which the Shares are listed.

Section 5.2                  TRADING.  The Investor agrees not to conduct any trading in the ADRs during the last 30 minutes of the trading session on each Trading Day during any Valuation Period. The Investor shall make available to the Company all trading activity in the ADRs (trade by trade) in a timely and transparent fashion and, if requested by the Company, at the end of each day during a Valuation Period.

Section 5.3                  SALES RESTRICTIONS.   The Investor agrees that, during the period beginning on the Effective Date and ending ninety (90) days after the earlier of (a) the expiration of the Commitment Period, or (b) the termination of this Agreement (the “Restricted Period”), none of the Investor, its Affiliates (within the meaning of the Exchange

Act) or any entity managed by the Investor or any of its Affiliates shall sell any Ordinary Shares (including Ordinary Shares represented by ADRs or ADR Equivalents) it does not “own” or have the unconditional right to receive (within the meaning of Rule 200 of Regulation SHO promulgated by the SEC under the Exchange Act), including any such Ordinary Shares in any account of the Investor or any account directly or indirectly managed by the Investor, any Affiliate of the Investor or any entity managed by the Investor.  Without limiting the generality of the foregoing, prior to and during the Restricted Period, none of the Investor, its Affiliates or any entity managed by the Investor or any of its Affiliates shall enter into any short position or cause or engage in, in any manner whatsoever, any direct or indirect short-selling or hedging of the Ordinary Shares (including Ordinary Shares represented by ADRs or ADR Equivalents) of the Company, including in any account directly or indirectly managed by the Investor or any of its Affiliates or any entity managed by the Investor; provided that the Investor shall be entitled to sell such number of Put Shares as it would be reasonable to estimate that Investor will be obligated to purchase under any outstanding Put Notice but has not yet taken possession of, so long as the Investor covers any such sale with the Put Shares purchased pursuant to such Put Notice. The Investor represents and warrants on behalf of itself, its Affiliates and all entities managed by the Investor or any of its Affiliates, that at no time prior to the date hereof has any of them entered into any short position or caused or engaged in, in any manner whatsoever, any direct or indirect short-selling or hedging of Ordinary Shares (including Ordinary Shares represented by ADRs or ADR Equivalents).

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1                  EFFECTIVENESS OF REGISTRATION STATEMENT. The Company shall use commercially reasonable efforts to cause the Registration Statement to continue to be effective and will not take any action or file any document (whether or not permitted by said Act or the rules thereunder) to terminate or suspend such effectiveness.

Section 6.2                  LISTING OF SHARES. The Company shall use commercially reasonable efforts to maintain the listing of the Shares on a Principal Market and, if applicable, will use commercially reasonable efforts to cause the Put Shares to be listed on a Principal Market. The Company further shall, if the Company applies to have its ADRs traded on any other Principal Market, include in such application the Put Shares.

Section 6.3                  EXCHANGE ACT REGISTRATION. The Company shall use commercially reasonable efforts to cause its ADRs to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, and will not take any action or file any document (whether or not permitted by said Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act.

Section 6.4                   NOTICE OF CERTAIN EVENTS; SUSPENSION OF RIGHT TO

MAKE A PUT. The Company shall promptly notify Investor upon the occurrence of any of the following: (a) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related Prospectus; (b) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (c) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related Prospectus. The Company shall not deliver to Investor any Put Notice during the continuation of any of the foregoing events until, in the case of clauses (a) or (c), the Registration Statement has been appropriately amended or the Prospectus has been appropriately supplemented, as the case may be, including, in either case, by way of incorporation by reference.

Section 6.5               EXCLUSIVITY.  The Company covenants and agrees that it will not, without the prior written consent of the Investor (which consent shall not be unreasonably withheld or delayed), enter into any subsequent equity credit line agreement or substantially similar equity financing arrangement (however denominated) with any third party until the expiration of the Commitment Period or the termination of this Agreement, whichever is earlier.

Section 6.6               DILUTION.  The number of Shares issuable as Put Shares may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the ADRs declines during the period between the Effective Date and the end of the Commitment Period.  The Company’s executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect.  The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Put Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

Section 6.7               UNDERWRITING FEE.  The Company shall pay to the Investor an underwriting fee of $300,000 in, at the Company’s discretion, cash or ADRs (valued at the Sale Price for the Trading Day immediately prior to the Effective Date).  Any such ADRs will be issued pursuant to the Registration Statement.

Section 6.8                NON-DISCLOSURE OF NON-PUBLIC INFORMATION.  Neither the Company nor any of its directors, officers, or agents shall disclose any material non-public information about the Company to the Investor, unless a public announcement thereof is made by the Company in the manner contemplated by Regulation FD under the Exchange Act.

ARTICLE VII

CONDITIONS TO DELIVERY OF
PUT NOTICES AND CONDITIONS TO CLOSING

     Section 7.1          CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE AND SELL PUT SHARES. The obligation hereunder of the Company to issue and sell the Put Shares to Investor incident to each Closing is subject to the satisfaction, at or before each such Closing, of each of the conditions set forth below.

           (a)          ACCURACY OF INVESTOR’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Closing as though made at each such time, except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing material impairment to the Company or Investor.

           (b)          PERFORMANCE BY INVESTOR. Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Investor at or prior to such Closing.

          (c)          NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

     Section 7.2        CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO DELIVER A PUT NOTICE AND THE OBLIGATION OF INVESTOR TO PURCHASE PUT SHARES. The right of the Company to deliver a Put Notice and the obligation of Investor hereunder to acquire and pay for the Put Shares incident to a Closing is subject to the satisfaction, on (a) the date of delivery of such Put Notice and (b) the applicable Closing Date (each a “CONDITION SATISFACTION DATE”), of each of the following conditions:

          (a)         ACCURACY OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties specifically made as of a particular date), except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing material impairment to the Company or Investor.

          (b)          PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

          (c)          NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

          (d)          EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC’s concerns have been addressed and Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action) and (ii) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist.

            (e)          NO MATERIAL ADVERSE CHANGE. Since December 31, 2006, no event has occurred that would reasonably be expected to result in a Material Adverse Change, except as disclosed in the SEC Documents on file on, or as otherwise publicly announced by the Company prior to, such Condition Satisfaction Date.

           (f)            NO SUSPENSION OF TRADING IN OR DELISTING OF ADRs. The trading of the ADRs shall not have been suspended by the SEC, the Principal Market or the NASD, the ADRs shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market and a valid and binding depositary agreement with respect to the ADRs shall be in full force effect.

          (g)           LEGAL OPINION. The Company shall have caused to be delivered to Investor, on or before the first Closing Date, an opinion of the Company’s UK legal counsel in the form of Exhibit B hereto and an opinion of the Company’s US legal counsel in the form of Exhibit C hereto, in each case addressed to Investor.

          (h)           OFFICER’S CERTIFICATE. On each Condition Satisfaction Date, Investor shall have received a certificate in the form and substance of Exhibit D hereto, executed by an executive officer of the Company.

           (i)          SHAREHOLDER VOTE. The issuance of Shares with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market and of the UK Companies Law.

ARTICLE VIII

NOTICES; INDEMNIFICATION

   Section 8.1          NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served,(b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Amarin Corporation PLC
110 Cannon Street
London
EC4N 6AR
England
Telephone No.: +44 20 7648 9000
Telecopier No.: +44 20 7648 9001

with a copy to:	Christopher Cox, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
USA
Telephone No. (212) 701-3000
Telecopier No.: (212) 269-5420

if to Investor:	Brittany Capital Management Ltd.
Cumberland House
27 Cumberland Street
PO Box N-10818
Nassau, New Providence
Bahamas
Telephone No.: (242) 356-2486
Telecopier No.: (242) 356-0037

with a copy to:	Mr. Henry Sargent
Southridge Capital Management
90 Grove Street
Ridgefield, CT 06877
USA
Telephone No.: (203) 431-8300
Telecopier No.: (203) 431-8301

and to:	Samuel M. Krieger, Esq.
Krieger & Prager, LLP
39 Broadway, Suite 920
New York, New York 10006
USA
Telephone No.: (212) 363-2900
Telecopier No.: (212) 363-2999

Either party hereto may from time to time change its address or facsimile number for notices under this Section 8.1 by giving at least ten (10) days’ prior written notice of such changed address or facsimile number to the other party hereto.

Section 8.2            INDEMNIFICATION.

(a)           Indemnification by the Company.  The Company agrees to indemnify and hold harmless Investor and its officers, directors, employees, and agents, and each Person or entity, if any, who controls Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any Damages, joint or several, and any action in respect thereof to which Investor, its partners, affiliates, officers, directors, employees, and duly authorized agents, and any such Controlling Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement, as such Damages are incurred, except to the extent such Damages result from Investor’s failure to perform any covenant or agreement contained in this Agreement or Investor’s or its officer’s, director’s, employee’s, agent’s or Controlling Person’s gross negligence, recklessness, bad faith or willful misconduct.

(b)           Indemnification by the Investor.  The Investor agrees to indemnify and hold harmless the Company and its officers, directors, employees, and agents, and each Person or entity, if any, who controls Investor within the meaning of Section 15 of the

Securities Act or Section 20 of the Exchange Act, from and against any Damages, joint or several, and any action in respect thereof to which Investor, its partners, affiliates, officers, directors, employees, and duly authorized agents, and any such Controlling Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Investor contained in this Agreement, as such Damages are incurred, except to the extent such Damages result from the Company’s failure to perform any covenant or agreement contained in this Agreement or the Company’s or its officer’s, director’s, employee’s, agent’s or Controlling Person’s gross negligence, recklessness, bad faith or willful misconduct.

Section 8.3            METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party (as defined below) under Section 8.2 shall be asserted and resolved as follows:

(a)           In the event any claim or demand in respect of which any person claiming indemnification under any provision of  this Article (an “INDEMNIFIED PARTY”) might seek indemnity under this Article is asserted against or sought to be collected from such Indemnified Party by a person other than a party hereto or an affiliate thereof (a “THIRD PARTY CLAIM”), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim for indemnification that is being asserted under any provision of this Article against any person (the “INDEMNIFYING PARTY”), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a “CLAIM NOTICE”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the “DISPUTE PERIOD”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under this Article and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to this Article). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may takeover the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this Article with respect to such Third Party Claim. (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 8.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under this Article or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be presumptively deemed a liability of the Indemnifying Party under this Article. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(b)           In the event any Indemnified Party should have a claim under this Article against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under this Article specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “INDEMNITY NOTICE”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be presumptively deemed a liability of the Indemnifying Party under this Article. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(c)           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subject to.

ARTICLE IX

MISCELLANEOUS

Section 9.1             GOVERNING LAW; JURISDICTION.  Except with respect to internal corporate matters governed by the Companies Law of England and Wales, this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Each of the Company and

Investor hereby submit to the exclusive jurisdiction of the United States Federal and state courts located in New York, New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

Section 9.2             JURY TRIAL WAIVER.  The Company and the Investor hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with the Transaction Documents.

Section 9.3             SPECIFIC ENFORCEMENT.  The Company and the Investor acknowledge and agree that irreparable damage would occur to the Investor in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

Section 9.4              ASSIGNMENT.  Neither this Agreement nor any rights of Investor or the Company hereunder may be assigned by either party to any other person.

Section 9.5              THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and Investor, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 9.6              TERMINATION. This Agreement shall terminate at the end of the Commitment Period (unless extended by the agreement of the Company and Investor).  In addition, this Agreement may be earlier terminated by the Company unilaterally at any time and for any reason or for no reason by providing written notice thereof to the Investor.   Notwithstanding the foregoing, the provisions of Articles I, VIII and IX shall survive the termination of this Agreement.

Section 9.7               ENTIRE AGREEMENT. This Agreement and the instruments referenced herein contain the entire understanding of the Company and Investor with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters.

Section 9.8               FEES AND EXPENSES.  Except as otherwise provided in this Agreement or any of the Exhibits thereto, each of the Company and Investor agrees to pay its own expenses in connection with the preparation of this Agreement and performance of its obligations hereunder. The Investment Amount shall be deemed to include all stamp or other similar taxes and duties levied in connection with issuance of the Put Shares to which such Investment Amount relates.  Any legal fees and expenses incurred by either the Company or by the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by the other party or any default by the other party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be.  Upon provision of reasonable documentation in support thereof, the Company shall pay the Investor’s reasonable legal expenses of Krieger & Prager, LLP in an amount not to exceed $15,000.00 for the preparation of this Agreement.

Section 9.9                NO BROKERS. Each of the Company and Investor represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except ProSeed Capital whose fee will be paid by the Company.  The Company on the one hand, and Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 9.10              COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the Company and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the parties so delivering this Agreement.

Section 9.11              SURVIVAL; SEVERABILITY. The representations, warranties, covenants and agreements of the Company and the Investor as they relate to a particular Closing hereunder shall survive such Closing for a period of one (1) year thereafter. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 9.12              FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.13               TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 9.14               REPORTING ENTITY FOR THE ADRs. The reporting entity relied upon for the determination of the trading price of the ADRs on any given Trading Day for the purposes of this Agreement shall be Bloomberg L.P. or any successor thereto.

Section 9.15               PUBLICITY.  The Company and Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement.  Investor acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be “material contracts” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Private Equity Credit Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

AMARIN CORPORATION PLC

By: ________________________________
Name: ______________________________
Title:

BRITTANY CAPITAL MANAGEMENT LTD.

By: ________________________________
Name: ______________________________
Title: Director

EXHIBITS

EXHIBIT A	Put Notice

EXHIBIT B	Opinion of UK Counsel

EXHIBIT C	Opinion of US Counsel

EXHIBIT D	Closing Certificate

EXHIBIT E	Depositary Agent Instructions